AGREEMENT AND PLAN OF MERGER


                                  By and Among


                                  CONSECO, INC.

                             CAF ACQUISITION COMPANY


                                       and


                     CAPITOL AMERICAN FINANCIAL CORPORATION









                           Dated as of August 25, 1996









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                                TABLE OF CONTENTS


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ARTICLE I  THE MERGER.........................................................................................  1

         1.1      The Merger..................................................................................  1
         1.2      Closing.....................................................................................  1
         1.3      Effective Time..............................................................................  1
         1.4      Articles of Incorporation...................................................................  2
         1.5      Code of Regulations.........................................................................  2
         1.6      Directors...................................................................................  2
         1.7      Officers....................................................................................  2
         1.8      Conversion of CAF Acquisition Shares........................................................  2
         1.9      Conversion of Shares........................................................................  2
         1.10     Exchange of Certificates....................................................................  4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................  6

         2.1      Organization, Standing and Corporate Power..................................................  6
         2.2      Capital Structure...........................................................................  7
         2.3      Authority; Noncontravention.................................................................  7
         2.4      SEC Documents...............................................................................  8
         2.5      Absence of Certain Changes or Events........................................................  9
         2.6      Absence of Changes in Benefit Plans.........................................................  9
         2.7      Benefit Plans...............................................................................  9
         2.8      Taxes....................................................................................... 10
         2.9      No Excess Parachute Payments; Section 162(m) of the Code.................................... 11
         2.10     Voting Requirements......................................................................... 11
         2.11     Compliance with Applicable Laws............................................................. 11
         2.12     State Takeover Laws......................................................................... 13
         2.13     Opinion of Financial Advisor................................................................ 13
         2.14     Brokers..................................................................................... 13

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF CONSECO AND CAF
                     ACQUISITION.............................................................................. 13

         3.1      Organization, Standing and Corporate Power.................................................. 13
         3.2      Conseco Capital Structure................................................................... 13
         3.3      Authority; Noncontravention................................................................. 14
         3.4      SEC Documents............................................................................... 15
         3.5      Absence of Certain Changes or Events........................................................ 15
         3.6      Compliance with Applicable Laws............................................................. 16
         3.7      No Prior Activities......................................................................... 16
         3.8      Brokers..................................................................................... 16
         3.9      Financing................................................................................... 17




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                                TABLE OF CONTENTS
                                   (Continued)


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ARTICLE IV  ADDITIONAL AGREEMENTS............................................................................. 17

         4.1      Preparation of Form S-4 and the Proxy Statement/Prospectus;
                  Information Supplied........................................................................ 17
         4.2      Meeting of Shareholders..................................................................... 18
         4.3      Letter of the Company's Accountants......................................................... 18
         4.4      Letter of Conseco's Accountants............................................................. 18
         4.5      Access to Information; Confidentiality...................................................... 18
         4.6      Best Efforts................................................................................ 19
         4.7      Public Announcements........................................................................ 19
         4.8      Acquisition Proposals....................................................................... 19
         4.9      Fiduciary Duties............................................................................ 20
         4.10     Consents, Approvals and Filings............................................................. 20
         4.11     Employee Matters............................................................................ 20
         4.12     Affiliates and Certain Shareholders......................................................... 21
         4.13     NYSE Listing................................................................................ 22
         4.14     Shareholder Litigation...................................................................... 22
         4.15     Indemnification............................................................................. 22
         4.16     Capitol Insurance Company of Ohio........................................................... 22
         4.17     Certain Fees................................................................................ 22

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
                   MERGER..................................................................................... 23

         5.1      Conduct of Business by the Company.......................................................... 23
         5.2      Conduct of Business by Conseco.............................................................. 25
         5.3      Stock Options and Restricted Shares......................................................... 26
         5.4      Other Actions............................................................................... 27
         5.5      Conduct of Business of CAF Acquisition...................................................... 27
         5.6      Investment Advisory Agreements.............................................................. 27
         5.7      Certain Company Actions..................................................................... 27

ARTICLE VI  CONDITIONS PRECEDENT.............................................................................. 28

         6.1      Conditions to Each Party's Obligation To Effect the Merger.................................. 28
         6.2      Conditions to Obligations of Conseco and CAF Acquisition.................................... 29
         6.3      Conditions to Obligation of the Company..................................................... 29

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER................................................................. 30

         7.1      Termination................................................................................. 30
         7.2      Effect of Termination....................................................................... 31
         7.3      Amendment................................................................................... 31
         7.4      Extension; Waiver........................................................................... 31
         7.5      Procedure for Termination, Amendment, Extension or Waiver................................... 31

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ARTICLE VIII  SURVIVAL OF PROVISIONS.......................................................................... 31

         8.1      Survival.................................................................................... 31

ARTICLE IX  NOTICES........................................................................................... 32

         9.1      Notices..................................................................................... 32

ARTICLE X  MISCELLANEOUS...................................................................................... 33

         10.1     Entire Agreement............................................................................ 33
         10.2     Expenses.................................................................................... 33
         10.3     Counterparts................................................................................ 33
         10.4     No Third Party Beneficiary.................................................................. 33
         10.5     Governing Law............................................................................... 33
         10.6     Assignment; Binding Effect.................................................................. 33
         10.7     Headings, Gender, etc....................................................................... 34
         10.8     Invalid Provisions.......................................................................... 34
         10.9     Waiver of Jury Trial........................................................................ 34
         10.10    Enforcement................................................................................. 34





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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of August 25, 1996 by and among Conseco, Inc., an Indiana corporation ("Conseco"), CAF Acquisition Company, an Ohio corporation and wholly-owned subsidiary of Conseco ("CAF Acquisition"), and Capitol American Financial Corporation, an Ohio corporation (the "Company").

                                    PREAMBLE

                  WHEREAS, the respective Boards of Directors of Conseco, CAF Acquisition and the Company have approved the merger of CAF Acquisition with and into the Company, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Conseco, CAF Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

                  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 1.3 hereof), CAF Acquisition shall be merged with and into the Company (the "Merger"), in accordance with the Ohio Revised Code (the "Ohio Code"), and the separate corporate existence of CAF Acquisition shall cease and the Company shall continue as the surviving corporation under the laws of the State of Ohio (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Ohio Code. The Merger shall have the effects set forth in the Ohio Code.

                  1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the office of Conseco in Carmel, Indiana, unless another date, time or place is agreed to in writing by the parties hereto.

                  1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Ohio (the "Ohio Secretary of State") on the date of the Closing (or on such other date as Conseco and the Company may agree) a certificate of merger or other


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appropriate  documents,  executed in accordance with the relevant  provisions of the Ohio Code, and make all other filings or recordings required under the Ohio Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Ohio Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

                  1.4 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

                  1.5 Code of Regulations. The Code of Regulations of CAF Acquisition, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law.

                  1.6 Directors. The directors of CAF Acquisition at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and the Code of Regulations of the Surviving Corporation, or as otherwise provided by law.

                  1.7 Officers. The officers of CAF Acquisition at the Effective Time shall be the officers of the Surviving Corporation.

                  1.8 Conversion of CAF Acquisition Shares. Each share of common stock of CAF Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  1.9 Conversion of Shares. (a) Outstanding Shares. Each of the shares of common stock, without par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company or Dissenting Shares (as defined below)) including all outstanding Restricted Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive (i) $30.00 in cash plus the Time Factor (as defined below), if any (collectively, the "Cash Consideration") and (ii) the fraction (rounded to the nearest ten-thousandth of a share) of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock") determined by dividing (x) $6.50 by (y) the Trading Value (as defined below). For purposes hereof, the term "Total Consideration Amount" shall mean the sum of the amount of the Cash Consideration and $6.50. The "Trading Value" shall be equal to the average of the closing prices of the Conseco Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 consecutive trading days immediately preceding the second trading day prior to the Effective Time. The "Time Factor", if any, shall be equal to $0.25 if the Effective Time shall not have occurred by December 10, 1996, which amount shall be increased by an additional $0.25 on the tenth day of each calendar month thereafter until the occurrence of the Effective Time. The Cash Consideration, the Conseco Common Stock to be issued to holders of Shares in accordance with this Section and any cash to be paid in accordance with Section
1.10 in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."



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                  (b)  Treasury  Shares.   Each  Share  issued  and  outstanding
immediately prior to the Effective Time which is then held as a treasury share by the Company or any of its subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

                  (c) Impact of Stock Splits, etc. In the event of any change in Conseco Common Stock between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding Share as provided in this Agreement and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.

                  (d) Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are held by the Company shareholders who shall have effectively dissented from the Merger and perfected their dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio Code (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the Ohio Code; provided, however, that if any such holder shall have failed to perfect such dissenters' rights or shall have effectively withdrawn or lost such rights, his or her outstanding Shares shall thereupon be converted into and exchangeable for, as if completed at the Effective Time, the Merger Consideration, as determined and paid in the manner set forth in this Agreement, without any interest thereon. The Company shall give Conseco (i) prompt notice of any notice or demands for payment for Dissenting Shares pursuant to Section 1701.85 of the Ohio Code received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Conseco, make any payment with respect to, to settle, offer to settle or otherwise negotiate, any such demands.

                  (e) Treatment of Company Stock Options and Restricted  Shares.
(i) Except as otherwise provided in Section 1.9(e) of the Disclosure Schedule (as defined below), immediately prior to the Effective Time, each outstanding unexpired employee or director stock option to purchase Shares ("Company Stock Option") and restricted stock right ("Restricted Shares") which have been granted pursuant to the Company's 1992 Equity Participation Plan, as amended to the date hereof (the "Company Stock Option Plan" ) shall be fully vested.

                           (ii)  Except as otherwise provided in Section
1.9(e)(iii) or Section 1.9(e) of the Disclosure Schedule, at the Effective Time each Company Stock Option shall be deemed disposed to the Company in accordance with final Rule 16b-3 as promulgated by the Securities and Exchange Commission ("SEC") pursuant to Release 34-37260 (May 31, 1996) ("New Section 16") and then converted automatically into an option (a "New Conseco Option") to purchase such number of shares of Conseco Common Stock (rounding the result to the nearest ten-thousandth of a share) equal to the number of Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Conversion Ratio (as defined below), for an exercise price equal to the Adjusted Exercise Price (as defined below), but otherwise on the same terms and conditions as were applicable under the Company Stock Option Plan and the underlying stock option agreement. The "Conversion


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Ratio"  shall mean the number  determined  by dividing  the Total  Consideration
Amount by the Trading Value (rounding the result to the nearest ten-thousandth of a share). The "Adjusted Exercise Price" shall be determined by multiplying
(A) the Trading Value by (B) the quotient of the current exercise price divided by Total Consideration Amount.

                            (iii) If prior to the Effective Time Conseco has
given notice that any holder of a Company Stock Option who is an employee of the Company will not be asked to remain in his or her position beyond the period ending at the end of six months after the Effective Time, with respect to each Company Stock Option held by such person immediately prior to the Effective Time and, irrespective of the giving of any notice, with respect to each Company Stock Option held by a non-employee director of the Company, except as otherwise provided in Section 1.9(e) of the Disclosure Schedule, at the Effective Time such Company Stock Option shall be deemed disposed to the Company in accordance with New Section 16 and then converted automatically at the Effective Time into the right to receive an amount (the "Spread") in cash equal to the product of
(A) the Total Consideration Amount minus the current exercise price thereof multiplied by (B) the total number of Shares subject thereto.

                           (iv)  With respect to any holder of a Company Stock
Option who is an employee of the Company immediately prior to the Effective Time who does not receive the Spread at the Effective Time pursuant to Section 1.9(e)(iii), if the employment of such person shall be terminated prior to the end of the six month period after the Effective Time, with respect to each New Conseco Option held by such person at the time of termination of his employment, such New Conseco Option shall be deemed not to have been issued pursuant to
Section 1.9(e)(ii) and the holder thereof shall be deemed to have disposed to the Company immediately prior to the Effective Time the Company Stock Options then held by such employee in accordance with New Section 16 and, with respect to each such Company Stock Option, then converted automatically into the right to receive the Spread, which Spread shall be payable to the employee in cash upon termination.
                  1.10 Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Conseco shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of Shares, cash equal to the total Cash Consideration to be paid to holders of Shares pursuant to Section 1.9(a) and certificates representing the shares of Conseco Common Stock to be issued to holders of Shares pursuant to Section 1.9(a) (such cash and certificates, together with any dividends or distributions with respect to such certificates and cash payable pursuant to Section 1.10(f), being hereinafter referred to as the "Payment Fund").

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to (i) a certificate representing that number of whole shares of Conseco Common Stock (and cash in lieu of fractional shares of Conseco Common Stock as contemplated by this Section 1.10) which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 1.9(a) of this Agreement, and (ii) cash equal to the amount of the Cash Consideration multiplied by the number of Shares previously represented by such certificate or certificates surrendered. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the



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consideration  to be  paid  in the  Merger  (or any  portion  thereof)  is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10(b), each certificate representing Shares (other than certificates representing Shares to be cancelled in accordance with Section 1.9(b)), shall be deemed at any time after the Effective Time to represent only the right to receive upon such
surrender  the  Merger   Consideration,   without  any  interest   thereon,   as
contemplated by Section 1.9. No interest will be paid or will accrue on any cash payable as Merger Consideration.

                  (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 1.9.

                  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Conseco Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, until the surrender for exchange of such certificate in accordance with this Article l. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Conseco Common Stock into which the Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Conseco Common Stock.

                  (e) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article l shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.




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                  (f)  No  Fractional  Shares.  (i)  No  certificates  or  scrip representing fractional shares of Conseco Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Conseco.

                (ii) Notwithstanding any other provisions of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Conseco Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Trading Value.

                  (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares for 180 days after the Effective Time shall be delivered to Conseco, upon demand, and any holders of Shares who have not theretofore complied with this Article shall thereafter look only to Conseco and only as general creditors thereof for payment of their claim for any Merger Consideration and any dividends or distributions with respect to Conseco Common Stock.

                  (h) Merger Consideration for Dissenting Shares. Any portion of the Merger Consideration together with any dividends or other distributions payable pursuant to Section 1.10(d) and cash for payment in lieu of fractional Shares deposited with the Paying Agent to pay for Dissenting Shares for which the right to receive a payment pursuant to Section 1701.85 of the Ohio Code shall have been perfected shall be returned to the Surviving Corporation, upon demand.

                  (i) No Liability. None of Conseco, CAF Acquisition, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Conseco and CAF Acquisition as follows:

                  2.1 Organization, Standing and Corporate Power. (i) Each of the Company and each Subsidiary of the Company (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as


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now being  conducted.  Each of the Company and each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Company has
delivered  to  Conseco   complete   and  correct   copies  of  its  Articles  of
Incorporation and Code of Regulations, as amended to the date of this Agreement.

                  (ii) Except as disclosed in Section 2.1(ii) of the Disclosure Schedule (the "Disclosure Schedule") dated the date hereof and delivered by the Company to Conseco concurrently herewith (the "Subsidiaries"), the Company has no subsidiaries and does not control, directly or indirectly, any other person.

                  2.2 Capital Structure. The authorized capital stock of the Company consists of (i) 40,000,000 Shares and (ii) 5,000,000 shares of Preferred Stock without par value (the "Preferred Stock"). At the close of business on August 23, 1996: (a) 17,489,190 Shares were issued and outstanding, 696,000 Shares were reserved for issuance pursuant to outstanding Company Stock Options
(b) 18,000 Restricted Shares were issued and outstanding; and (c) no shares of Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on August 23, 1996, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plan, or any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Section 2.2 of the Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Except for the Restricted Shares and as disclosed in Section 2.2 of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more such subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") except as may be provided by law. Except for the Restricted Shares and as set forth above or in Section 2.2 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Subsidiary of the Company or (ii) restricts the transfer of Shares.

                  2.3 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its shareholders as set forth in Section 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its shareholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding



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agreement  of  Conseco  and CAF  Acquisition,  constitutes  a valid and  binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Articles of Incorporation or the Code of Regulations of the Company or the comparable documents of any Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of
the   Disclosure   Schedule  and  (vi)  any   applicable   filings  under  state
anti-takeover laws.

                  2.4 SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and



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regulations  of the SEC with respect  thereto,  have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                  2.5 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 2.5 of the Disclosure
Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $0.10 per Share, in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock,
(iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or other employee or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                  2.6 Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.7). Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

                  2.7 Benefit Plans. (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"))


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(hereinafter a "Pension Plan"),  "employee  welfare benefit plan" (as defined in
Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements.

                           (ii)     None of the Company or any other person or
entity  that  together  with the Company is treated as a single  employer  under
Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") (a) has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof.

                           (iii)    No Commonly Controlled Entity is required to
contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

                  2.8 Taxes. Except as disclosed in Section 2.8 of the Disclosure Schedule,

                  (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. All tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 2.8 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined



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         by and settled with the United States Internal Revenue Service,  or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or any of its subsidiaries has expired, through such taxable years as are set forth in Section 2.8 of the Disclosure Schedule.

                  (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

                  2.9 No Excess Parachute Payments;  Section 162(m) of the Code.
(i) Except as disclosed in Section 2.9 of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                           (ii)     Except as disclosed in Section 2.9 of the
Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

                  2.10 Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the Shares entitled to vote thereon at the Shareholders Meeting with respect to the approval of this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement under the Articles of Incorporation, the Code of Regulations or the Ohio Code.

                  2.11 Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed SEC Documents and except with respect to the matters covered by Section 2.11(iii), the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance
Regulators") and except with respect to the matters covered by Section 2.11(iii), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened.

                           (ii)     The Annual Statements (including without
limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial


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opinion,  affirmation or certification  filed in connection  therewith,  and the
Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of the Company that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Conseco prior to the date of this Agreement.

                           (iii)    Except as set forth in Section 2.11(iii) of
the Disclosure Schedule, (a) the Company and its subsidiaries (exclusive of their agents) and, to the knowledge of the Company (without independent inquiry), their agents have marketed, sold and issued Company products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity applicable to the business of the Company and its subsidiaries ("Laws") in the respective jurisdictions in which such products have been sold, except where the failure to do so, individually or in the aggregate, has not had or would not reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole,
(b) there are (x) to the knowledge of the Company, no claims asserted, (y) no actions, suits, investigations or proceedings by or before any court or other Governmental Entity or (z) no investigations by or on behalf of the Company (other than routine investigations in connection with the Company's hiring practices) ((x), (y) and (z) being collectively referred to as "Actions") pending or, to the knowledge of the Company, threatened, against or involving the Company, any of its subsidiaries or, to the knowledge of the Company (without independent inquiry), any of its agents that include allegations that the Company, any of its subsidiaries or any of its agents were in violation of or failed to comply with such Laws, and, to the knowledge of the Company, no facts exist which would reasonably be expected to result in the filing or commencement of any such Action, which Actions, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, and (c) the Company and its subsidiaries are in compliance, in all material respects, with and have performed, in all material respects, all obligations required to be performed by each of them under any cease-and-desist or other order issued by any Insurance Regulator or other Governmental Entity to the Company or any of its subsidiaries or under any written agreement, consent agreement, memorandum of understanding or commitment letter or similar undertaking entered into between any Insurance Regulator or other Governmental Entity and the Company or any of its subsidiaries ("Regulatory Agreement"), which Regulatory Agreement remains in effect on the date hereof, except where the failure to do so, individually or in the aggregate, has not had or would not reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Each Regulatory Agreement issued or entered into after December 31, 1992 is identified in Section 2.11(iii) of the Disclosure Schedule.



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                  2.12  State  Takeover  Laws.  The  Board of  Directors  of the
Company has approved the transactions contemplated by this Agreement and by the Shareholders Agreement (as defined below) such that the provisions of Section 1701.83 of the Ohio Code and the provisions of Chapter 1704 of the Ohio Code will not apply to this Agreement or the Shareholders Agreement or any of the transactions contemplated hereby or thereby.

                  2.13 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's shareholders is fair from a financial point of view to the Company's shareholders.

                  2.14 Brokers. Except with respect to DLJ, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Conseco, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Conseco, the Company or any subsidiary for a finder's fee, brokerage commission, or similar payment. The Company has provided Conseco with a true and complete copy of the agreement between the Company and DLJ, and the Company has no other agreements or understandings (written or oral) with respect to such services.


                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF CONSECO AND CAF ACQUISITION

                  Conseco and CAF Acquisition hereby represent and warrant to the Company as follows:

                  3.1 Organization, Standing and Corporate Power. Each of Conseco and CAF Acquisition and each Significant Subsidiary of Conseco (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Conseco and CAF Acquisition and each Significant Subsidiary of Conseco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Conseco has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of Conseco means any subsidiary of Conseco that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                  3.2 Conseco Capital Structure. The authorized capital stock of Conseco consists of 500,000,000 shares of Conseco Common Stock and 20,000,000 shares of preferred stock, without par value. At the close of business on August 23, 1996, (i) 58,416,433 shares of Conseco Common Stock, 5,264,767 shares of $3.25 Series D Cumulative Convertible Preferred Stock of Conseco (the "Conseco Series D Preferred Stock") and 4,369,700 shares of Preferred Redeemable Increased Dividend Equity Securities of Conseco (the "Conseco PRIDES") were issued and outstanding (net of treasury shares or shares held by subsidiaries),
(ii) 13,721,689 shares of Conseco Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Conseco Common Stock



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and other  benefits  granted under  Conseco's  benefit plans (the "Conseco Stock
Plans"), (iii) 8,258,314 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco Series D Preferred Stock and (iv) 8,739,400 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco PRIDES. Except (x) as set forth above, (y) for outstanding options to purchase an aggregate of 1,105,550 shares of Bankers Life Holding Corporation under its Stock Option Plan and (z) with respect to stock units awarded under the Conseco Stock Plans, at the close of business on August 23, 1996, no shares of capital stock or other voting securities of Conseco were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Conseco are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of CAF Acquisition consists of 750 shares of common stock, no par value, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Conseco free and clear of any Lien. No bonds, debentures, notes or other indebtedness of Conseco or any Significant Subsidiary of Conseco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Conseco or any Significant Subsidiary of Conseco may vote are issued or outstanding. All the outstanding shares of capital stock of each Significant Subsidiary of Conseco have been validly issued and are fully paid and nonassessable and (other than Bankers Life Holding Corporation) are owned by Conseco, free and clear of all Liens except as disclosed in the Filed Conseco SEC Documents (as defined below). Except as set forth above or as disclosed in the Filed Conseco SEC Documents, neither Conseco nor any Significant Subsidiary of Conseco has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Conseco or any Significant Subsidiary of Conseco to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Conseco or any Significant Subsidiary of Conseco or (ii) restricts the transfer of Conseco Common Stock.

                  3.3 Authority; Noncontravention. Conseco and CAF Acquisition have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Conseco and CAF Acquisition and the consummation by Conseco and CAF Acquisition of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Conseco and CAF Acquisition. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Conseco and CAF Acquisition, enforceable against such party in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Articles of Incorporation or Bylaws of Conseco, the Articles of Incorporation or the Code of Regulations of CAF Acquisition or the comparable documents of any Significant Subsidiary of Conseco, (ii) subject to the governmental filings, other matters referred to in the following sentence and
Section 3.3 of the Conseco Disclosure Schedule, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession,



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franchise,  license or similar instrument or undertaking to which Conseco or any of its subsidiaries is a party or by which Conseco or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Conseco or CAF Acquisition in connection with the execution and delivery of this Agreement by Conseco or CAF Acquisition or the consummation by Conseco or CAF Acquisition, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of the registration statement on Form S-4 to be filed with the SEC by Conseco in connection with the issuance of Conseco Common Stock in the Merger (the "Form S-4"), and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the certificate of merger with the Ohio Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws.

                  3.4 SEC Documents. Conseco and its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Conseco SEC Documents"). As of their respective dates, the Conseco SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Conseco SEC Documents, and none of the Conseco SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Conseco included in the Conseco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  3.5 Absence of Certain Changes or Events. Except as disclosed in the Conseco SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Conseco SEC Documents") or in Section 3.5 of a Disclosure Schedule dated the date hereof and delivered concurrently herewith by Conseco to the Company (the "Conseco Disclosure Schedule"), since the date of the most recent audited financial statements included in the Filed Conseco SEC Documents, Conseco has conducted its business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or distribution



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(whether  in  cash,  stock  or  property)  with  respect  to  any  of  Conseco's outstanding capital stock (other than regular quarterly cash dividends of $.0625 per share, on Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case in accordance with usual record and payment dates and in accordance with Conseco's dividend policy and Articles of Incorporation at the date of such payment), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Conseco materially affecting its assets, liabilities or business, except as may have been required by a change in generally accepted accounting principles.

                  3.6 Compliance with Applicable Laws. (i) Each of Conseco and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed Conseco SEC Documents, Conseco and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed Conseco SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of Conseco, no investigation by any Governmental Entity with respect to Conseco or any of its subsidiaries is pending or threatened.

                           (ii)     The Annual Statements (including without
limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of Conseco that is an Insurance Company, in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with, present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Conseco prior to the date of this Agreement.

                  3.7 No Prior Activities. CAF Acquisition has not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Merger. Except as contemplated by this Agreement, CAF Acquisition (i) has not engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, (ii) has not entered into any agreements or arrangements with any person or entity, and (iii) is not subject to or bound by any obligation or undertaking.

                  3.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Conseco directly with the Company, without



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the  intervention  of any person on behalf of Conseco in such  manner as to give rise to any valid claim by any person against the Company or any of the Subsidiaries for a finder's fee, brokerage commission, or similar payment.

                  3.9 Financing. At the Effective Time, Conseco will have sufficient funds to pay the aggregate Cash Consideration and any other cash payable in respect of Shares pursuant to Section 1.9, on the terms and subject to the conditions contemplated by this Agreement.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

                  4.1 Preparation of Form S-4 and the Proxy Statement/Prospectus; Information Supplied. (a) As soon as practicable following the date of this Agreement, the Company and Conseco shall prepare and file with the SEC the Proxy Statement and Conseco shall prepare and file with the SEC the Form S-4 and the Proxy Statement and Prospectus required pursuant to such Form shall be included (the "Proxy Statement/Prospectus"). Each of the Company and Conseco shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Conseco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Conseco Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

                  (b) The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 4.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Conseco or CAF Acquisition specifically for inclusion or incorporated by reference in the Proxy Statement.

                  (c) Conseco agrees that none of the information supplied or to be supplied by Conseco or CAF Acquisition specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 and the Prospectus



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contained  therein  will  comply as to form in all  material  respects  with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Form S-4 or the Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                  4.2 Meeting of Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and the Code of Regulations to convene a meeting of its shareholders (the
"Shareholders Meeting") to consider and vote upon the adoption of this Agreement. Subject to Section 4.9 hereof, the Company will, through its Board of Directors, recommend to its shareholders the adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 4.9, its obligations pursuant to the first sentence of Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its best efforts to hold the Shareholders Meeting and (subject to Section 4.9 hereof) to obtain the favorable votes of its shareholders as soon as practicable after the date hereof.

                  4.3 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Conseco a letter of KPMG Peat Marwick L.L.P., the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick L.L.P., dated a date within two business days before the Closing Date, addressed to Conseco, in form and substance reasonably satisfactory to Conseco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  4.4 Letter of Conseco's Accountants. Conseco shall use its best efforts to cause to be delivered to the Company a letter of Coopers & Lybrand L.L.P., Conseco's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Coopers & Lybrand L.L.P., dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  4.5 Access to Information; Confidentiality. Upon reasonable notice, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Conseco will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent



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required by, and in accordance  with,  the provisions of the letter dated August
12, 1996, between Conseco and the Company (the "Confidentiality Agreement"). Except as required by law, the Company will hold, and will cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Conseco in confidence to the same extent that Conseco is required to hold information of the Company in confidence pursuant to the Confidentiality Agreement.

                  4.6 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

                  4.7 Public Announcements. Conseco and CAF Acquisition, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  4.8 Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as herein after defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section
4.8 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or a entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Conseco to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Conseco orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, of any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Conseco informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Subsidiary of the Company, or any purchase of all or any significant portion



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of the assets of the Company or any  Subsidiary  of the  Company,  or any equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby.

                  4.9 Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, in a manner materially adverse to Conseco or CAF Acquisition, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to the Company under applicable law it is necessary for the Board of Directors to withdraw or modify, in a manner materially adverse to Conseco or CAF Acquisition, its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Conseco the Section 4.17 Fee (as defined below). Nothing contained in this Section 4.9 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify, in a manner materially adverse to Conseco or CAF Acquisition, its position with respect to the Merger or approve or recommend an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.9 shall not constitute a breach of this Agreement by the Company.

                  4.10 Consents, Approvals and Filings. The Company and Conseco will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and applicable state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Conseco will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company and Conseco shall use best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by such other party. Each party shall provide to the other party the opportunity to participate in all meetings and material conversations with Governmental Entities.

                  4.11 Employee Matters. (i) From and after the Effective Time, Conseco shall, with respect to benefits accrued, honor in accordance with their respective terms the employee benefit plans, programs, policies, arrangements and agreements listed on Section 4.11 of the Disclosure Schedule (the "Section
4.11 Plans") and shall not take, or permit to be



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taken, any action that would reduce, eliminate or otherwise adversely affect the compensation accrued or benefits accrued at the Effective Time (or, if greater, at termination of employment after the Effective Time) for any employee or former employee of the Company or any Company Affiliate under any Section 4.11 Plan. For purposes of any Section 4.11 Plan that contains a provision relating
to  a  change  in  control  of  the  Company,   Conseco  acknowledges  that  the
consummation of the Merger constitutes such a change in control.

                           (ii) For the year ending December 31, 1996, the
Company or the Surviving Corporation shall pay to each employee of the Company and/or its Subsidiaries who is entitled to receive a cash bonus under the bonus arrangement established by the Company prior to the date of this Agreement (the "Bonus") and who is an employee of the Company or its Subsidiaries as of the Effective Time (each, a "Bonus Payee"), one or more cash payments as follows:
(a) with respect to the non-discretionary portion of the Bonus, the amount thereof shall be calculated in accordance with the terms of the Bonus and shall be paid at the time it is determined in accordance with past practice, whether or not any Bonus Payee is then an employee of the Company or the Surviving Corporation; provided, that if the employment with the Company of any Bonus Payee is terminated between the Effective Time and December 31, 1996, such Bonus Payee shall be entitled to receive a prorated portion thereof based on the number of days that such Bonus Payee was employed by the Company or the Surviving Corporation during the year ending December 31, 1996 (the "Prorated Portion") and (b) with respect to the discretionary portion of the Bonus, the amount thereof shall equal 75% of the amount previously established by the Company as the maximum to be paid as a discretionary award for 1996, which amount shall be paid in cash at the earlier of (i) the time of the payment of the non-discretionary portion of the Bonus and (ii) termination of any Bonus Payee's employment with the Company or the Surviving Corporation; provided, that if the employment with the Company of any Bonus Payee is terminated between the Effective Time and December 31, 1996, upon termination such Bonus Payee shall be paid the Prorated Portion.

                  4.12 Affiliates and Certain Shareholders. Prior to the Closing Date, the Company shall deliver to Conseco a letter identifying all persons who are, at the time the Merger is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Conseco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A to the Disclosure Schedule. Conseco shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Conseco Common Stock by such affiliates. Conseco Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Agreement.

         If any such affiliate is unable because of the volume limitations of Rule 144 of the SEC to sell pursuant to Rule 144 the shares of Conseco Common Stock received by such affiliate as Merger Consideration and still held by such affiliate, such affiliate shall have the right, for so long as any such balance of the affiliate's Merger Consideration is not eligible for immediate sale under the applicable provisions of Rule 144, to require Conseco to elect, in Conseco's sole discretion, with respect to such balance, either to (i) acquire such shares directly from such affiliate at the current market price, (ii) amend the Form S-4 and maintain its effectiveness to provide for registration of such shares or
(iii) file promptly and in any event



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within 10 business  days a  Registration  Statement  on Form S-3 with the SEC to register such shares for resale by such affiliate and provide customary indemnities with respect thereto.

                  4.13 NYSE Listing. Conseco shall use its best efforts to cause the shares of Conseco Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                  4.14 Shareholder Litigation. The Company shall give Conseco the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Conseco's consent, which consent shall not be unreasonably withheld.

                  4.15 Indemnification. (a) The articles of incorporation and the code of regulations of the Surviving Corporation and each of its subsidiaries shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and the Code of Regulations of the Company or the respective Subsidiary, as the case may be, on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Conseco agrees to be jointly and severally liable for the indemnification obligations of the Company to the Indemnified Parties, as set forth above.

                  (b) From and after the Effective Time, Conseco shall honor in accordance with their respective terms the indemnification agreements identified in Section 4.15 of the Disclosure Schedule and shall not take, or permit to be taken, any action that would reduce, eliminate or otherwise adversely affect the rights of the persons entitled to indemnification thereunder.

                  (c) For a period of two years after the Effective Time, Conseco shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance.

                  (d) The provisions of this Section 4.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Conseco, CAF Acquisition, the Company and the Surviving Corporation.

                  4.16 Capitol Insurance Company of Ohio. The Company shall use its reasonable best efforts to have control of Capitol Insurance Company of Ohio, a mutual association organized under the Ohio Non-Profit Corporation Law, transferred to Conseco.

                  4.17 Certain Fees. The Company shall pay to Conseco upon demand $15



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million (the  "Section  4.17 Fee"),  payable in same-day  funds,  if a bona fide
Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to the Company) and the Board of Directors of the Company, in accordance with Section 4.9, withdraws or modifies in a manner materially adverse to Conseco its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal or terminates this Agreement.


                                    ARTICLE V

                          COVENANTS RELATING TO CONDUCT
                           OF BUSINESS PRIOR TO MERGER

                  5.1 Conduct of Business by the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. The Company agrees throughout such time to allow representatives of Conseco to have access to the management and other personnel of the Company so that Conseco can be fully informed at all times as to significant day-to-day executive, legal, financial, marketing and other operational matters involving the Company, its Subsidiaries or their businesses. Prior to taking or approving any action with respect to any such significant matters involving the Company, management of the Company will notify the representative of Conseco designated by Conseco for oversight of the functional area(s) involved with such decision and will, if consistent with the legal or fiduciary obligations of such officer or the Directors of the Company, follow any suggestions made by the Conseco representative with respect to the proposed action. During such time, the Company will cause its personnel to cooperate with personnel from Conseco in preparing for any proposed relocation by Conseco of the Company's operations following Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Conseco:

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock (other than regular quarterly cash dividends not in excess of $0.10 per Share, with usual record and payment dates and in accordance with the Company's present dividend policy), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible



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         securities other than upon the exercise of Company Stock Options outstanding on the date of this Agreement;

                  (iii) amend its Articles of Incorporation, the Code of Regulations or other comparable charter or organizational documents;

                  (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business;

                  (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than (A) indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company, (B) indebtedness incurred by the Company in connection with the declaration and payment of the regular quarterly dividend or (C) indebtedness incurred by the Company in connection with the payment of its expenses relating to this Agreement and the transactions contemplated hereby, subject to the limitation set forth in Section
         10.2 or (y) make any loans or advances to any other person,  other than
         (A) to the Company, or to any direct or indirect wholly-owned subsidiary of the Company, (B) routine advances to agents of the Company or (C) special individual advances of not more than $30,000 each to agents of the Company;

                  (vii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and its subsidiaries taken as a whole;

                  (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                  (ix) except as otherwise provided in the investment guidelines to be contained in the investment advisory agreements specified in
         Section 5.6 hereof, invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments (which investments shall, in each case, be classified as available-for-sale in accordance with SFAS 115, as defined in Section 5.6) other than cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-I or P-1), except (i) as otherwise required by law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (iii) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations;



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                  (x) except as may be required by law,

                                  (i) make any  change  to, or amend in any way,
                  the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of the Company or any subsidiary other than routine changes or amendments that are required under existing contracts or by law;

                                 (ii) adopt, enter into, amend, alter or terminate, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan;

                                (iii) approve any general or company-wide pay increases for employees; or

                                 (iv) make any representation or promise, oral or written, to any employee or former director, officer or employee of the Company or any subsidiary to do any of the foregoing;


                  (xi) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                  (xii) hold any meeting of the Board of Directors of the Company or any Subsidiary or any committee of any such board, or take any action by written consent of any such board or committee, without providing to Conseco (i) written notice of any such meeting or any proposed action by written consent at the same time such notice or action is provided to the directors and (ii) an agenda of any specific matters to be considered at such meeting or a copy of the proposed written consent; or

                  (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

                  5.2 Conduct of Business by Conseco. During the period from the date of this Agreement to the Effective Time, Conseco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Sections 3.5 or 5.2 of the Conseco Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Conseco shall not, and shall not permit any of its subsidiaries to:

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Conseco (other than regular quarterly cash dividends of $.0625 per share of Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the



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Conseco  PRIDES,  in each  case  with  usual  record  and  payment  dates and in accordance with Conseco's Articles of Incorporation and its present dividend policy) or (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Conseco's outstanding capital stock;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Proxy Statement/Prospectus or, (B) if it were to occur after such date of mailing, require an amendment of the Proxy Statement/Prospectus;

                  (iii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Proxy Statement/Prospectus or, (B) if it were to occur after such date of mailing, require an amendment of the Proxy Statement/Prospectus; or

                  (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

                  5.3 Stock Options and Restricted Shares. (i) The Company agrees to use its best efforts, including without limitation additional actions by its Board of Directors or the committee thereof which administers the Company Stock Option Plan, to cause to be made such clarifications, modifications, amendments or supplements to the Company Stock Option Plan and to the agreements evidencing outstanding Company Stock Options and Restricted Shares to give effect to the desires and intentions of the parties with respect to Company Stock Options and Restricted Shares as contemplated by this Agreement, including the following:

                  (a) The treatment of the Company Stock Options and Restricted Shares in accordance with Section 1.9; and

                  (b) The Board of Directors of the Company shall approve the disposition of Company Stock Options and Restricted Shares to the Company pursuant to Section 1.9(e) in accordance with New Section 16 in a manner intended to exempt the disposition from Section 16(b) of the Exchange Act.

                  (ii) Conseco agrees to use its best efforts, including without limitation additional actions by its Board of Directors or the committee thereof which administers compensation, to give effect to the following desires and intentions of the parties with respect to Company Stock Options and Restricted Shares which remain outstanding immediately prior to the Effective Time:

                  (a) Conseco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of the New Conseco Options. Following the Effective Time, Conseco will issue the Conseco Common Shares required to be issued upon the exercise of any New Conseco



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         Options as provided in Section  1.9. As soon as  practicable  after the
         Effective Time, Conseco shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Conseco Common Stock subject to the New Conseco Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as New Conseco Options remain outstanding.

                  (b) The Board of Directors of Conseco shall approve the grant of the New Conseco Options in accordance with New Section 16 in a manner intended to exempt the grant from Section 16(b) of the Exchange Act.

                  (iii) The parties agree that after the date hereof, except for the Company Stock Options and Restricted Shares outstanding on the date hereof and the changes thereto, as described in the Disclosure Schedule, no options, warrants or other rights of any kind to purchase capital stock of the Company shall be granted or made, under the Company Stock Plan or otherwise, and no amendment, repricing or other change to the outstanding Company Stock Options and Restricted Shares shall be made, without the prior written consent of Conseco, and any such grant, issuance, amendment, repricing or other change without Conseco's consent shall be null, void and unenforceable against the Surviving Corporation or Conseco.

                  5.4 Other Actions. Except as otherwise contemplated by this Agreement, the Company and Conseco shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue as of the date of this Agreement in any material respect or (ii) any of the conditions of the Merger set forth in Article VI not being satisfied.

                  5.5 Conduct of Business of CAF Acquisition. During the period from the date of this Agreement to the Effective Time, CAF Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                  5.6 Investment Advisory Agreements. Except with respect to investments classified on the date of this Agreement as "held-to-maturity" under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company agrees to enter into, and to cause each of its Subsidiaries to enter into, an investment advisory agreement with Conseco Capital Management, Inc. ("CCM"), a wholly-owned subsidiary of Conseco. Such agreements shall be effective as of the date of this Agreement and shall contain terms and conditions which are customary in investment advisory agreements between CCM and its clients.

                  5.7 Certain Company Actions. Notwithstanding any other provision of this Agreement to the contrary, the Directors of the Company and its officers and employees shall be entitled to take all actions necessary, appropriate or desirable to cause the stay pay and severance arrangements identified in Section 5.1 of the Disclosure Schedule and for the special cash bonus described in Section 1.9(e) to the Disclosure Schedule to be adopted and implemented and all payments identified in such Sections 1.9(e) and 5.1 of the Disclosure Schedule to be paid as provided therein.




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                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company entitled to cast at least a majority of the votes which all shareholders of the Company are entitled to cast thereon.

                  (b) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by the Company, Conseco and CAF Acquisition shall be obtained from (i) the Insurance Regulators in the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, and
         (ii) any other Governmental Entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the validity or enforceability of this Agreement; provided, however, that, notwithstanding the foregoing, in the event that all governmental and regulatory consents required hereunder shall have been obtained except the approval of the Insurance Regulator of any life insurance subsidiary of the Company, which does not constitute a "significant subsidiary" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) of the Company (a "Non-Significant Life Subsidiary") to the transfer of control of such Non-Significant Life Subsidiary, then, subject to Article VII hereof, at any time thereafter at the option of Conseco, the parties shall take one of the following actions with respect to such Non-Significant Life Subsidiary and otherwise proceed to consummate the Merger in accordance with this
         Agreement: (a) place into escrow, pursuant to an escrow agreement reasonably acceptable to the parties, the outstanding shares of capital stock of such Non- Significant Life Subsidiary; such escrow agreement shall contain customary provisions concerning duties and responsibilities of the escrow agent and payment of the fees and expenses of the escrow agent and shall provide that (i) pending transfer of control of the Non-Significant Life Subsidiary to Conseco, its current Board of Directors shall retain all power to vote its shares of capital stock and to direct its business not inconsistent with this Agreement, (ii) promptly following receipt of the approval of the Insurance Regulator, control of the capital stock of such Non-Significant Life Subsidiary shall be transferred to Conseco and
         (iii) at any time following June 30, 1997 and prior to receipt of the Insurance Regulator's approval, Conseco may elect to terminate the escrow agreement, in which event such Non-Significant Life Subsidiary shall be liquidated and dissolved and the proceeds thereof shall be paid to Conseco; (b) cause such Non-Significant Life Subsidiary to surrender its certificate of authority to do business in its state of domicile; (c) cause such Non-Significant Life Subsidiary to commence proceedings for its liquidation and dissolution; (d) enter into an agreement for the sale and transfer of the Non-Significant Life Subsidiary to a third party; or (e) take such other action as may be mutually agreeable to the Company and Conseco.



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                  (c) HSR Act. The waiting  period (and any  extension  thereof)
         applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

                  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use best reasonable efforts to have any such order or injunction vacated.

                  (e) NYSE Listing. The shares of Conseco Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  6.2 Conditions to Obligations of Conseco and CAF Acquisition. The obligations of Conseco and CAF Acquisition to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time) other than such breaches of representations and warranties which in the aggregate (after disregarding any qualification with respect to a material adverse effect in Section 2.11(iii)) would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company shall have delivered to Conseco a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of the Company, to the effect set forth in this Section 6.2(a).

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Conseco shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) Shareholders Agreement. The Shareholders thereunder shall have complied with their respective obligations under the Shareholders Agreement, dated the date hereof, by and among Conseco and the shareholders of the Company parties thereto (the "Shareholders Agreement").

                  6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:




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                  (a)  Representations  and Warranties.  The representations and warranties of Conseco and CAF Acquisition contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole. Conseco shall have delivered to the Company a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of Conseco, to the effect set forth in this Section 6.3(a).

                  (b) Performance of Obligations of Conseco and CAF Acquisition. Conseco and CAF Acquisition shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Conseco by the chief executive officer and the chief financial officer of Conseco to such effect.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1   Termination.   This  Agreement  may  be  terminated  and
abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

                  (a)      by mutual written consent of Conseco and the Company;

                  (b)      by either Conseco or the Company:

                                  (i)  if, upon a vote at a duly held
                  Shareholders Meeting or any adjournment thereof, any required approval of the shareholders of the Company shall not have been obtained;

                                 (ii) if the Merger shall not have been consummated on or before March 31, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                                (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                                 (iv) if the Board of  Directors  of the Company
                  shall have exercised its rights set forth in Section 4.9 of this Agreement.




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                  7.2 Effect of Termination. In the event of termination of this
Agreement by either the Company or Conseco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Conseco, CAF Acquisition or the Company, other than the last two sentences of Section 4.5 and Sections 2.14, 3.8, 4.17, 7.2 and
10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

                  7.3 Amendment. Subject to the applicable provisions of the Ohio Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Conseco, CAF Acquisition or the Company action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

                  8.1 Survival. The representations and warranties respectively required to be made by the Company, Conseco and CAF Acquisition in this Agreement, or in any certificate, respectively, delivered by the Company or Conseco pursuant to Section 6.2 or Section 6.3 hereof will not survive the Closing.





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                                   ARTICLE IX

                                     NOTICES

                  9.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

                  If to the Company, to:

                           Capitol American Financial Corporation
                           1001 Lakeside Avenue
                           Cleveland, OH 44114
                           Attention:  David H. Gunning
                                       Chairman, President
                                        and Chief Executive Officer
                            Telephone: (216) 363-6306
                            Telecopy:  (216) 363-6373

                  with copies to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention: Joanne L. Bober
                           Telephone: (212) 326-3939
                           Telecopy: (212) 755-7306

                  If to Conseco, to:

                           Conseco
                           11825 N. Pennsylvania Street
                           Carmel, Indiana 46032
                           Attention: Lawrence W. Inlow, Esq.
                           Telephone: (317) 817-6163
                           Telecopy: (317) 817-6327

                  If to CAF Acquisition, to:

                           CAF Acquisition
                           11825 N. Pennsylvania Street
                           Carmel, Indiana 46032
                           Attention: Lawrence W. Inlow, Esq.
                           Telephone: (317) 817-6163
                           Telecopy: (317) 817-6327

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if



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delivered by mail in the manner  described  above,  be deemed given on the third
Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Entire Agreement. Except for documents executed by the Company, Conseco and CAF Acquisition pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, the Conseco Disclosure Schedule and other documents delivered in connection herewith), the Shareholders Agreement and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  10.2 Expenses. Except as provided in Section 4.17, whether or not the Merger is consummated, each of the Company, Conseco and CAF Acquisition will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement/Prospectus and the preparation and filing of the Form S-4 shall be borne equally by Conseco and the Company. The Company agrees and covenants that the fees and expenses of the Company's legal and investment banking advisors (including DLJ) incurred in connection with the Merger (but excluding reasonable fees and expenses incurred in connection with related litigation) shall not exceed $5,000,000.

                  10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  10.4 No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.



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                  10.7  Headings,   Gender,  etc.  The  headings  used  in  this
Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization.

                  10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Conseco under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

                  10.9 Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

                  10.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached, therefore the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or in equity.




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                  IN WITNESS WHEREOF,  this Agreement has been duly executed and delivered by the duly authorized officers of the Company, Conseco and CAF Acquisition effective as of the date first written above.

                                CONSECO, INC.



                              By:  /s/ Stephen C. Hilbert
                                   ----------------------
                                   Stephen C. Hilbert
                                   Chairman of the Board, President and Chief
                                   Executive Officer


                              CAF ACQUISITION COMPANY



                              By:  /s/ Stephen C. Hilbert
                                   ----------------------
                                   Stephen C. Hilbert
                                   President


                              CAPITOL AMERICAN FINANCIAL CORPORATION



                              By:  /s/ David H. Gunning
                                   --------------------
                                   David H. Gunning
                                   Chairman of the Board, President and Chief
                                   Executive Officer



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